Exhibit 3.1

Amendment to the Bylaws of Oplink Communications, Inc.

This Amendment to the Bylaws of Oplink Communications, Inc. (the “Company”) is dated this 18th, day of November, 2014.

WITNESSETH

WHEREAS, the Company is governed, in part, by the Bylaws of the Company; and

WHEREAS, pursuant to and in accordance with Article XIII of the Bylaws, the Company has authorized, approved and adopted this Amendment.

NOW, THEREFORE, the undersigned hereby certifies as follows:

1.                                      DEFINED TERMS; REFERENCES.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Bylaws. Each reference to “hereof,” “herein” and “hereby” and each other similar reference and each reference to “these Bylaws” and each other similar reference contained in the Bylaws shall, after the date hereof, refer to the Bylaws as amended hereby.

2.                                      AMENDMENT.

(a)                                 The following new Article XV has been added to the Bylaws:

ARTICLE XV

EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware).

(b)                                 The following sentence has been appended to Article XIII of the Bylaws:

Any person or entity purchasing, holding or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the adoption, amendment or repeal of Bylaws by the Board of Directors pursuant to this Section 45.

3.                                      TITLES AND HEADINGS; NO FURTHER AMENDMENT.

The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment. Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

[Signature on next page]

IN WITNESS WHEREOF, the Company has caused this instrument, the Amendment to the Bylaws of the Company, to be duly executed.

The Company:

Oplink Communications, Inc.

By:	/S/ JOSEPH Y. LIU
	Name:	Joseph Y. Liu
	Title:	CEO